Consent of Independent Certified Public Accountants
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The Board of Directors
Technology Research Corporation:

We consent to incorporation by reference in the registration statements
(Nos. 33-62379 and No. 33-62397) on Form S-8 of Technology Research
Corporation of our report dated April 30, 1999, relating to the consolidated balance sheets of Technology Research Corporation and subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, and related schedule, which report appears in the March 31, 1999, annual report on Form 10-K of Technology Research Corporation.


                                                       KPMG LLP


St. Petersburg, Florida
June 25, 1999